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                                                                    EXHIBIT 10.0


                         [AMPERSAND VENTURES LETTERHEAD]



                                  May 23, 2001



Mr. Donald R. Friedman
President and Chief Executive Officer
Sheldahl, Inc.
1150 Sheldahl Road
Northfield, MN  55057-9444

Dear Don:

This letter agreement (the "Agreement") is written in response to your request for a proposal from Ampersand IV Limited Partnership, Ampersand IV Companion Fund Limited Partnership (collectively "Ampersand") and Morgenthaler Venture Partners V, L.P. ("Morgenthaler" and collectively with Ampersand the "Investors") to address the immediate and longer term liquidity and capital resources requirements for Sheldahl, Inc. ("Sheldahl" or the "Company"). Pursuant to this Agreement, the Investors and Molex Incorporated ("Molex") will immediately extend $5 million in bridge financing to Sheldahl. In addition, the Investors will immediately undertake an evaluation of the possible acquisition by the Investors of certain assets of Sheldahl's Materials Business (as hereinafter defined).

While we understand management is aggressively pursuing all avenues for expense reduction, we understand that the Company will need an immediate cash infusion of at least $5 million over the next 10 days to strengthen Sheldahl during this quarter, and substantial additional funding in the future to give the Company time to restore itself to a positive cash flow.

We further understand that management has been exploring the complete range of financing alternatives for meeting this need, including investigating other means of raising capital, and has initiated a variety of actions to dispose of specific assets, such as the potential sale of the Materials Business. Although you have initiated discussions with other parties relating to the sale of the Materials Business, you have also made clear that neither that sale nor other alternatives you have explored can be brought to closure in the time frame necessary to address the short-term cash needs of the Company.

Therefore, as a last resort, the Investors are prepared to make the following accommodation to the Company:



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o    provide an immediate cash infusion of $5 million in the form of a secured subordinated loan; and

o initiate due diligence analyses and enter into negotiations to acquire the Materials Business for cash in a leveraged buyout transaction.

These transactions would be designed to accomplish several simultaneous objectives, including:

o to provide Sheldahl with the cash that is necessary to solve its immediate needs, without creating any additional dilution for the Company's current shareholders; and

o to provide Sheldahl with an opportunity to pursue other potential buyers of the Materials Business while the Investors evaluate the purchase.

Let us hasten to add that the Investors are motivated by the desire to protect Sheldahl and the Investors' current investment in Sheldahl rather than by a desire to purchase the Materials Business.

Each of the parties hereto acknowledges agreement in principle to the following terms and conditions of the transaction and agrees that it will proceed in good faith in negotiating any refinements and clarifications of such terms and the proposal of any additional terms. It is expressly agreed that the terms of this Agreement shall be legally binding. The parties hereto also agree that the consummation of the purchase of the assets of the Materials Business of Sheldahl is expressly conditioned on agreement on price, and is subject to the finalization of a definitive acquisition agreement, the satisfactory completion of a due diligence investigation of Sheldahl's Materials Business and the completion of a debt financing in the form of term debt and a working capital revolver in favor of NEWCO (as hereinafter defined) to fund a portion of the purchase price of the Materials Business, transaction costs and working capital.

In consideration of the foregoing, the Investors and Sheldahl hereby agree as follows:

1. Loan Financing. Simultaneously with the execution of this Agreement, the Investors and Molex have agreed to loan the Company $5 million (the "Loan") pursuant to the Subordinated Secured Note Purchase Agreement attached hereto as Exhibit A (the "Note Purchase Agreement").

2. Negotiation for Purchase of Materials Business. The Investors and Sheldahl shall negotiate in good faith towards the purchase by a new company to be created by the Investors ("NEWCO") and sale by Sheldahl of all of the assets and certain liabilities of the Materials Business in the manner set forth below:




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     (a)  Assets. NEWCO will purchase all of the assets of the Materials
          Business, including, but not limited to: Accounts Receivable, Inventory, Plant, Property and Equipment, Patents, Trademarks, Know-How, Formulae, Customer Lists and other intangible property necessary for or used in the conduct of the Materials Business. For the purposes of this Agreement "Materials Business" shall mean Sheldahl's adhesive-based tapes, laminates and composite materials business, excluding the Company's Accentia, Comclad and lithium batteries products and assets associated exclusively with these products. The Materials Business shall also exclude Sheldahl's flexible interconnect division including Novaclad, Novaflex and Flexbase products and assets associated exclusively with that division. The parties will work out acceptable arrangements with respect to shared assets.

     (b) Retained Liabilities. Sheldahl will retain, and be responsible for, the eventual repayment of the outstanding loan balance due to Wells Fargo, which is estimated to be approximately $25 million at closing, as well as all liabilities associated with the $5 million Loan financing extended by the Investors. While it is NEWCO's intention to assume all of the ordinary course liabilities associated with Sheldahl's Materials Business, NEWCO will only assume those liabilities that are scheduled at closing and Sheldahl will indemnify NEWCO against any claims relating to any unscheduled liabilities or encumbrances pertaining to the purchased assets. Sheldahl will retain its interest in Sidrabe and in the joint venture with Molex Incorporated.

3. Timing. The Investors and Sheldahl will use their best efforts to negotiate the sale of the Materials Business and close the sale as soon as possible, with a target of 75 days from the date of execution of this Agreement by all the parties hereto (the "Signing Date"). The Investors shall immediately begin to conduct their due diligence investigation regarding the Materials Business. In any event, this Agreement will expire at the earlier of 90 days from the Signing Date or the signing of a definitive agreement by the parties. Subject to the sections entitled Delayed Exclusive Purchaser Clause, Liability of Sheldahl Upon Certain Events and Transaction Costs below, this Agreement may be terminated (a) by written notice by Sheldahl or the Investors at any time during the first 60 days after the Signing Date, or (b) by the mutual written consent of Sheldahl and the Investors at any time after the first 60 days after the Signing Date.

4. Delayed Exclusive Purchaser Clause. During the first 60 days following the Signing Date, Sheldahl, its agents or representatives will be free to engage in conversations with, solicit or consider proposals from, or enter into non-exclusive letters of intent or agreements with, any other party regarding acquisition or investment with respect to the Materials Business assets, and provide information to such parties to the extent such information does not violate the terms of this Agreement.



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Notwithstanding the foregoing, if during this 60-day period Sheldahl receives a proposal (letter of intent, agreement in principle, purchase agreement, or other like agreement) and Sheldahl desires to enter into an exclusive relationship with that party regarding the sale of the Materials Business to such party, then, subject to the remainder of the terms of this Agreement (including the section entitled Liability of Sheldahl Upon Certain Events), Sheldahl shall be free to enter into an agreement with such party. In such an event, Sheldahl shall be required to repay Investor's and NEWCO's legal, consulting, due diligence or other expenses related to the pursuit of this transaction, in an amount not to exceed $300,000, in accordance with the section entitled Transaction Costs. In addition, if Sheldahl enters into any agreement that contains exclusivity provisions regarding the sale of the Materials Business or any financial obligations on the part of Sheldahl to any potential acquirer in the event the business is not acquired by such potential acquirer, then Sheldahl must arrange for repayment in full of the Loan by such potential acquirer to the Investors and Molex in accordance with the terms of the Note Purchase Agreement and a transfer or assignment of the Loan to such potential acquirer.

If, after the first 60 days following execution of this Agreement, Sheldahl has not given the Investors written notice that Sheldahl is terminating this Agreement, then the negotiations with the Investors to purchase the assets of the Materials Business shall become exclusive. Therefore, from that point forward, during the term of this Letter Agreement, Sheldahl, its agents, directors, officers, employees or representatives (each a "Sheldahl Representative") will not be free to engage in conversations with, or solicit or directly or indirectly consider proposals from, any other party regarding an alternative acquisition or investment with respect to the Materials Business assets. Any overtures that Sheldahl or any Sheldahl Representative receives from a third party shall be immediately referred to the Investors. During the term of this Letter Agreement neither Sheldahl nor any Sheldahl Representative will take or omit to take any action that would result in a violation of the section of this Agreement entitled Liability of Sheldahl Upon Certain Events.

5. Liability of Sheldahl Upon Certain Events. In the event that any of the following shall occur prior to the 90th day after the Signing Date:

     (a) Sheldahl terminates this Agreement unless such termination results from a breach by the Investors of any material provision of this Agreement or the termination occurs as a result of the provisions of
          (c) below, in which case the provisions of (c) shall apply;

     (b) Sheldahl closes an agreement for the sale of the Materials Business with another buyer; or

     (c) Sheldahl enters into a letter of intent, agreement in principle or any other agreement with any other party regarding the sale of the Materials Business, provided that Sheldahl's obligation to pay the Investors as provided below shall not be triggered until the closing of such sale of the Materials Business,



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then Sheldahl shall, within two business days after demand therefor by the
Investors, (i) pay to the Investors, in connection with this Agreement and the transaction contemplated hereby, $900,000 plus an amount equal to all out-of-pocket expenses and legal fees incurred by the Investors and NEWCO, not to exceed $300,000 in cash, certified check or bank cashier's check to the extent not previously paid, and (ii) assure that any outstanding principal and accrued interest on the Loan provided by the Investors is repaid to the Investors in full, provided however, that the timing of the obligations hereunder shall be subject to the terms of that certain Subordination Agreement among the Investors, Molex, the Company and Wells Fargo Bank Minnesota, N.A. dated this date.

6. Access. During the term of this Agreement, Sheldahl will cooperate fully in granting the Investors access to Sheldahl's premises, to all of Sheldahl's books and records, and to Sheldahl's customers, suppliers, employees and independent accountants to the extent related to the Materials Business.

7. Press Releases. Except as required by law, the timing and content of all press releases and public statements concerning this transaction shall be made by the mutual agreement of Sheldahl and the Investors. The Investors acknowledge that Sheldahl will disclose this Agreement and the transactions contemplated hereby in its filings under the Securities Exchange Act of 1934, as amended.

8. Transaction Costs. In the event that the Investors or NEWCO enter into a definitive agreement with Sheldahl to acquire the assets of the Materials Business, Sheldahl will bear all of its own and all of the Investors' and NEWCO's out-of-pocket costs incurred in connection with this transaction, not to exceed $300,000. In any other event (other than a material breach by the Investors of their obligations hereunder), including, without limitation, (a) the failure of the parties hereto to enter into a definitive agreement within 90 days of the Signing Date; or (b) the occurrence of any of the events specified under the section entitled Liability of Sheldahl Upon Certain Events, Sheldahl shall pay to the Investors an amount equal to all out-of-pocket expenses and legal fees incurred by the Investors in connection with the transaction contemplated by this Agreement, provided, however, such amount shall not exceed $300,000.



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If you are in agreement with the foregoing, please execute and deliver to us the enclosed copy of this letter.

                                       AMPERSAND IV LIMITED PARTNERSHIP

                                       By: AMP-IV Management Company Limited
                                           Liability Company

                                       By  /s/ Stuart A. Auerbach
                                          --------------------------------------
                                               Stuart A. Auerbach
                                          Its: Managing Member

                                       AMPERSAND IV COMPANION FUND LIMITED
                                       PARTNERSHIP

                                       By: AMP-IV Management Company Limited
                                           Liability Company

                                       By  /s/ Stuart A. Auerbach
                                          --------------------------------------
                                               Stuart A. Auerbach
                                          Its: Managing Member

                                       MORGENTHALER VENTURE PARTNERS V, L.P.

                                       By  /s/ John D. Lutsi
                                          --------------------------------------
                                               John D. Lutsi
                                          Its: General Partner



ACCEPTED AND AGREED TO:

SHELDAHL, INC.


By /s/ Donald R. Friedman
  ------------------------------------------
       Donald R. Friedman
  Its: President and CEO




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